EXHIBIT 10.1

PRODUCTION RIGHTS PURCHASE AGREEMENT

This Agreement is made this 31 day of May, 2006 (the “Effective Date”) by and among Wynn Las Vegas, LLC (“Wynn”), Lupa International Inc. (“Lupa”), Productions du Dragon, S.A. (“Dragon”) and Franco Dragone, to which intervenes Calitri Services and Licensing Limited Liability Company (“Calitri”).

RECITALS

On October 31, 2002, Calitri and Wynn entered into that certain Licence Agreement (as amended to the date hereof, the “License Agreement”) pursuant to which Calitri licensed to Wynn, on an exclusive basis, the necessary rights to produce and present live performance of the Le Reve Show (the “Show”) and to create, manufacture, produce, sell and distribute derivative products and merchandising and to produce, distribute and sell publications relating to the Show, all as provided in the License Agreement;

As of the date of execution of this Agreement, (i) the License Agreement and all associated rights and obligations have been transferred and assigned by Calitri to Lupa and (ii) all of the rights transferred, assigned and sold mentioned in Sections 2.a hereof are owned by Lupa;

On October 31, 2002, Dragon and Wynn entered into that certain Production Services Agreement (as amended to the date hereof, the “Production Services Agreement”) pursuant to which Dragon agreed to provide certain services as defined in the Production Services Agreement, on the terms set forth in the Production Services Agreement. The License Agreement and the Production Services Agreement may hereafter be collectively referred to as the “Dragon Agreements”.

Wynn wishes to upgrade/enhance/change the Show.

The parties have agreed to terminate the License Agreement and the Production Services Agreement on the terms set forth in this Agreement.

Now therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.    Capitalized Terms.    All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Dragon Agreements.

2.    Transfer of Rights.

a.     Subject to paragraph f) below, Lupa hereby assigns, transfers and sells to Wynn or its designee all rights of every kind that it holds in and to the Show and all elements thereof in perpetuity, including, without limitation, all rights described in Section 2 of the License Agreement and all intellectual property and moral rights associated with the Show (all intellectual property and moral rights being assigned for the duration of such rights as determined by law); provided that Lupa shall not retain any rights to approve the use or exploitation of any such rights. Lupa agrees to execute all such documents that are necessary to effectively transfer ownership of such rights to Wynn.

b.    Subject to paragraph f) below, Dragon hereby assigns, transfers and sells to Wynn or its designee all rights of every kind that it holds in and to the Show and all elements thereof, including, without limitation all intellectual property and moral rights associated with the Show (all intellectual property and moral rights being assigned for the duration of such rights as determined by law). Dragon agrees to execute all such documents that Wynn may present to Dragon to effectively transfer ownership of such rights to Wynn.

c.    Subject to paragraph f) below, Franco Dragone hereby assigns, transfers and sells to Wynn or its designee all rights of every kind that he holds in and to the Show and all elements thereof, including, without limitation all intellectual property and moral rights associated with the Show (all intellectual property and moral rights being assigned for the duration of such rights as determined by law). Franco Dragone agrees to execute all such documents that Wynn may present to Franco Dragone to effectively transfer ownership of such rights to Wynn.

d.    Subject to paragraph f) below, Dragon, Lupa and Franco Dragone agree to acquire and transfer to Wynn all intellectual property and moral rights associated with the Show and all elements thereof for the duration of such rights as determined by law, that are currently held by third party creators (the “Third Party Conceptors”). Dragon, Lupa and Franco Dragone agree to cause each Third Party Conceptor to assign, transfer and sell to Wynn or its designee all rights in and to the Show owned by each Third Party Conceptor and all elements associated therewith for the duration of such rights as determined by law. For the avoidance of all doubt, Dragon, Lupa and Franco Dragone shall be responsible for payment to the Third Party Conceptors of any fee associated with the transfer of such rights.

e.    Wynn undertakes to respect all obligations pursuant to Lupa’s agreements with Third Party Conceptors that relate to recognition/acknowledgement/attribution rights of their work. Lupa shall provide to Wynn the relevant portions of the Third Party Conceptor agreements reflecting these obligations. Wynn further agrees to work with Lupa in good faith to provide accurate information to Lupa regarding which works or not of the Third Party Conceptors are being retained in the new Show as this information becomes available to assist Lupa in fulfilling its ongoing obligations with the Third Party Conceptors.

f.    The parties hereto also agree as follows:

i)    Wynn acknowledges and agrees that Dragon, Lupa and Franco Dragone shall not be required to assign or transfer any rights to the music (and its lyrics) currently used in the Show, however, Dragon, Lupa and Franco Dragone shall ensure that Wynn has the continued unrestricted right to use the Show music (and its lyrics) in the Show through January 31, 2007. Dragon, Lupa and Franco Dragone shall be responsible to pay all fees associated with the use of the Show music in the Show through January 31, 2007.

ii)    With respect to the choreography elements of the Show created by Guiliano Peparini, Dragon, Lupa and Franco Dragone have represented to Wynn that Guiliano Peparini currently receives a royalty of $[ * ] per Show. Wynn will directly assume the delivery of such royalty payment to Guiliano Peparini.

iii)    With respect to the aerial act elements of the Show created by Didier Antoine: Dragon, Lupa and Franco Dragone have represented to Wynn that Didier Antoine currently receives a royalty of $[ * ] per Show. Wynn will directly assume the delivery of such royalty payment to Didier Antoine.

iv)    With respect to the synchro swimming elements of the show created by Dasha Nedorezova, Dragon, Lupa and Franco Dragone have represented to Wynn that Dasha Nedorezova currently receives a royalty of $[ * ] per Show. Wynn will directly assume the delivery of such royalty payment to Dasha Nedorezova.

g.    Dragon, Lupa and Franco Dragone further represent and warrant that they are not aware of any material intellectual property or moral rights associated with the Show or otherwise necessary for the performance of the Show that will not be owned by Wynn upon the execution of this Agreement and the delivery of the Purchase Price, except as otherwise described in this Section 2. Dragon, Lupa and Franco Dragone do hereby agree to execute and deliver to Wynn any documents reasonably requested by Wynn to effectively transfer the intellectual property rights purchase by Wynn as more fully described in Sections 2.a, 2.b, 2.c and 2.d.

3.    On-Going Services.    Dragon agrees that through January 31, 2007, Dragon and Lupa shall continue to provide to Wynn all services currently provided by Dragon and Lupa including but not limited to those services listed on Schedule A attached hereto on the same payment basis as in effect on the date hereof. Dragon and Lupa shall also receive ongoing compensation equal to the royalty payment and profit sharing referred to under the Dragon Agreements calculated in the manner as of the date hereof (i.e. the modified fee calculation agreed upon by the parties in May 2005). The parties agree that all provisions of the Dragon Agreements relating to such compensation including those in connection with the examination of books and records and budgetary approvals are hereby incorporated herein and will be deemed applicable and enforceable between the parties until January 31, 2007. For the avoidance of doubt, Dragon, Lupa and Franco Dragone shall have no obligation to provide any services in connection with modifications made to the Show; provided however, Dragon and Lupa and Franco Dragone agree to assist Wynn with maintaining the visa statuses and other immigration requirements of the artists through the current expiration dates of the such visas and not take any action adverse to the visa statuses of the artists.

* This information has been omitted based on a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.

4. Purchase Price. Upon the execution and delivery of this Agreement, Wynn irrevocably agrees to make a payment to Lupa in the amount of $15,871,952 (the “Purchase Price”), which amount shall represent the entire amount due for the purchase assignment or conveyances of the rights set forth in Section 2 and the repayment of all unreimbursed excess production costs. If this Agreement is not executed by Lupa and Dragon by May 31, 2006, Wynn shall have the right to terminate this Agreement.

5. Termination. Subject to Section 3 hereof, the parties agree that upon payment by Wynn of the Purchase Price, the Dragon Agreements shall terminate and be of no further force or effect. Other than as provided herein, from and after the Termination Date, neither Lupa nor Dragon shall have any right under the Dragon Agreements, nor shall they be entitled to any payments thereunder except as provided under Section 3 hereof.

6. Confidentiality. Other than as required by applicable securities and other laws and as provided hereby, the parties agree that the terms and provisions of this Agreement are confidential and shall not be disclosed to any third party. The parties also agree not to disparage one another or the Show.

7. Agreement Expiration. If this Agreement is not executed and delivered by all parties by May 31, 2006 the offer and terms of this Agreement shall automatically terminate and cease and be of no further force of effect.

8. Communication Strategy. Wynn and Franco Dragone agree that, subject to Wynn public disclosure obligations, Wynn and Franco Dragone shall coordinate on the development and delivery of a mutually acceptable communication of the matters covered by this Agreement.

9. Assignment. This Agreement may be assigned by any of the parties to a related or affiliated entity, without the prior consent of the other party.

In witness whereof, the undersigned have set their hands to this Agreement as of the date first written above.

Wynn Las Vegas, LLC		Productions Du Dragon, S.A.

By:	/s/ David Sisk	By:	/s/ Louis Parenteau
Name: David Sisk		Name: Louis Parenteau
Title: CFO		Title: President

Lupa International Inc.		Franco Dragone

By:	/s/ Austin L. Sealy	/s/ Franco Dragone
Name: Austin L. Sealy		Franco Dragone
Title: Authorized Signatory

INTERVENTION:

Intervening herein is Calitri Services and Licensing Limited Liability Company who hereby declares, represents and warrants and confirms that (i) the License Agreement has been transferred and assigned to Lupa International Inc. and (ii) all of the rights mentioned in Section 2.a of this Agreement are effectively owned by Lupa International Inc. as of the date of execution of this Agreement and that Calitri Services and Licensing Limited Liability Company is a third party beneficiary of this Agreement and (iii) it has transferred, assigned, sold and conveyed to Lupa International Inc. all the intellectual property and moral rights it possessed and held, of every kind, in and to the Show and all the elements thereof without limitation or reserve and that Lupa International Inc. possesses good clear and unrestricted title and ownership to same and may convey and transfer such rights to Wynn Las Vegas or its designee without a reserve, reservation of rights or limitation and (iv) with the exception of the rights to the music and lyrics referred to in Section 2.f(i), Lupa is not aware of any material intellectual property or moral rights associated with the Show or otherwise necessary for the performance of the Show owned or held by any third party other than Wynn Las Vegas.

Calitri Services and Licensing Limited Liability Company

By:	/s/ Austin L. Sealy
Name: Austin L. Sealy
Title: Authorized Signatory:

Schedule A

•	Continue to provide artistic direction and coordination as required and agreed to by Wynn.

•	Continue to provide costumes, costume pieces and costume related items as requested and ordered by Wynn.

•	Continue to provide artist audition and replacement services as required and agreed to by Wynn.

•	Continue to audition and review potential replacement artists (Americas, Canadian and European) and provide Wynn with a list of these artists that includes all specifics.

•	Continue to provide any and all production and technical assistant as requested and agreed to by Wynn.

•	Continue to provide marketing and publicity consultation, input and assistance as requested and agreed to by Wynn.

•	Assist in maintaining Visa status and requirements for the artists as requested by Wynn until such time as the current visas expire.